Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION OF
PDI, INC.

PDI, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.    The name of the Corporation is PDI, Inc.

2.    The Board of Directors of the Corporation duly adopted resolutions approving and setting forth this proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring the Amendment’s advisability, and directing that the Amendment be considered at a special meeting of the stockholders of the Corporation. Thereafter a special meeting of the stockholders of the Corporation was held, at which holders of a majority of the outstanding shares of the Corporation’s common stock, being the only outstanding class of the Corporation’s capital stock entitled to vote, voted in favor of the adoption of the Amendment.

3.    The Amendment provides as follows:

That ARTICLE FIRST of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is Interpace Diagnostics Group, Inc. (hereinafter called the “Corporation”).

4.    The Amendment herein certified has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of PDI, Inc. has been executed as of this 22nd day of December, 2015.

PDI, Inc.

By:_/s/ Nancy Lurker
Name: Nancy Lurker
Title: Chief Executive Officer

Signature Page to Charter Amendment re: Name Change